Exhibit 2.2

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 7, 2020, by and among Billboards LLC, a Delaware limited liability company (“Buyer”), and Standard Diversified Inc., a Delaware corporation (“Seller”), being the owner of all of the membership interests of Standard Outdoor LLC, a Delaware limited liability company and wholly-owned subsidiary of Seller (the “Company”).

Seller is the owner of all of the membership interests of the Company (the “Target Interests”).  Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Target Interests for the consideration and upon and subject to the other terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.           PURCHASE AND SALE

1.1          Purchase and Sale of Target Interests.  Subject to the terms and conditions set forth herein, on the Closing Date (as defined below), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in the Target Interests, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance.

2.           CONSIDERATION

As consideration for the purchase and sale of the Target Interests, Buyer agrees to (i) transfer to Seller such number of shares of the common stock of Turning Point Brands, Inc., a Delaware corporation (such shares, the “TPB Common Stock”), held thereby as equals (a) $2,824,438 divided by (b) the volume weighted average of the closing price of the TPB Common Stock on the New York Stock Exchange on the five (5) trading days ending on the trading day immediately prior to the Closing Date (as defined below) and (ii) assume $6,975,562 of the Company’s indebtedness (the “Indebtedness”), the details of which are set forth on Schedule 2 of the disclosure schedules (the “Disclosure Schedules”), for a total consideration of $9,800,000.

3.           CLOSING

The closing (the “Closing”) of the purchase and sale of the Target Interests shall take place upon the execution and delivery of this Agreement by the parties hereto. The day on which the Closing occurs is referred to as the “Closing Date.”

3.1         Closing Deliveries.  At the Closing and subject to the terms and conditions herein contained:

(a)        Buyer shall (no later than ten (10) business days after the Closing) transfer the TPB Common Stock to Seller and assume the Indebtedness;

(b)         Seller shall (no later than ten (10) business days after the Closing) deliver to Buyer a certificate representing the Target Interests, duly endorsed (or accompanied by duly executed membership interest powers) for transfer to Buyer; and

(c)          Each party shall deliver to the other party any other certificates or documents reasonably requested by such party or its counsel.

4.           REPRESENTATIONS AND WARRANTIES OF SELLER

To induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller represents and warrants to Buyer, as follows:

4.1         Organization and Authority of Seller; Enforceability.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

4.2         Capitalization of the Company; Seller.

(a)         Schedule 4.2 sets forth a complete and accurate list of the number of authorized, issued and outstanding membership interests of the Company (“Equity Interests”) and the record holders of all such Equity Interests. No Equity Interests are held as treasury stock.  The Equity Interests were not issued in violation of the terms of any agreement or other understanding binding upon the Company and were issued in compliance with all applicable organizational documents of the Company and all applicable securities laws, rules and regulations.  There are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights (contingent or otherwise) of any character to purchase or otherwise acquire from the Company any shares of, or any securities convertible into, the Equity Interests of the Company.  There are, and have been, no preemptive rights with respect to the issuance of the Equity Interests of the Company. The Company has no ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or other legal entity.

(b)         Seller is the lawful owner of record of and owns beneficially all of the authorized Target Interests, free and clear of all pledges, liens, encumbrances, claims and other charges and restrictions thereon of every kind.

4.3       No Conflicts; Consents.  The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller; or (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party. No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

4.4        Compliance with Laws.  Seller has complied, and is now complying, in all material respects with all applicable federal, state and local laws and regulations applicable to Seller’s ownership of its assets and operation of its business.

4.5        Legal Proceedings.  There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller (a) relating to or affecting the Target Interests; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

4.6         Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

4.7         Financial Statements; Liabilities. The following financial statements are found on Schedule 4.7: (a) the unaudited income statement of the Company for the year ended December 31, 2019 and (b) an unaudited statement of net assets of the Company as of December 31, 2019 (collectively, the “Financial Statements”).  The Financial Statements have been prepared based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company, for the periods indicated, subject to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments.  Since December 31, 2019, there has not occurred any event, action or condition that has had or is reasonably likely to have a materially adverse effect on the Company or its business, operations, properties, financial condition, assets, liabilities or regulatory status, taken as a whole.  Schedule 2 sets forth a true, correct and complete list of all known liabilities or obligations of the Company as of the Closing Date.

4.8        Full Disclosure.  No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

5.           REPRESENTATIONS OF BUYER

To induce Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents and warrants to Seller as follows:

5.1        Organization and Authority of Buyer; Enforceability.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has full power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

5.2       No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

5.3         TPB Common Stock. Buyer is the lawful owner of record and owns beneficially the TPB Common Stock, free and clear of all pledges, liens, encumbrances, claims and other charges and restrictions thereon of every kind.

5.4         Legal Proceedings.  There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

5.5         Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

6.           GENERAL

6.1        Cooperation; Further Assurances.  Seller shall cooperate and use its best efforts to have the present officers, directors and employees of the Company cooperate with Buyer on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.  The parties agree to execute and/or deliver, both before and after Closing, any additional information, documents or agreements contemplated hereby or to more fully evidence the transactions and conveyances contemplated hereby.

6.2        Assignment and Binding Effect.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the heirs, administrators, personal representatives, successors and permitted assigns of the parties hereto.

6.3        Entire Agreement; Amendment; Waiver.  This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby.  Each of the Schedules and Exhibits to this Agreement is incorporated herein by this reference and expressly made a part hereof.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral are superseded by this Agreement.  This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto.  Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

6.4         Counterparts.  This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered (which deliveries may be made by facsimile or e-mail) shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

6.5         Expenses.  Buyer has paid and will pay the fees and expenses of Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement.  Seller (and not the Company) has paid and will pay the fees and expenses of Seller, the Company, and their agents, representatives, financial advisers, accountants and counsel incurred in connection with the subject matter of this Agreement.

6.6        Specific Performance; Remedies.  Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement.  It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties’ covenants and agreements contained in this Agreement.

6.7       Notices.  Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by facsimile or e-mail (with confirmation of receipt), on the third business day after posted by registered or certified mail, postage prepaid, or on the next business day after sent by recognized overnight courier service, as follows:

If to Buyer to:

Billboards LLC
767 Fifth Avenue, 12th FL
New York, NY 10153
Attention: Gail Steiner
Email: gsteiner@standgen.com
Phone: 212-257-4728

with a required copy to:

Arnall Golden Gregory LLP
171 17th Street NW, Suite 2100
Atlanta, Georgia 30363
Attention: Sean Fogarty
Email: sean.fogarty@agg.com
Phone: 404-873-8150
Facsimile: 404-873-8151

If to Seller to:

Standard Diversified Inc.
767 Fifth Avenue, 12th FL
New York, NY 10153
Attention: Bradford Tobin
Email: btobin@standiv.com
Phone: 212-922-3752

with a required copy to:

Morgan, Lewis & Bockius, LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Justin Chairman
Email: justin.chairman@morganlewis.com
Phone: 215-963-5000
Facsimile: 215-963-5001

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein.  Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, facsimiled, emailed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

6.8        Governing Law; Jurisdiction.  This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to any of the conflicts of laws provisions thereof that would require the application of the substantive laws of any other jurisdiction.  Each of Buyer and Seller irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding (collectively, “Suit”) arising out of this Agreement may be brought and adjudicated in the United States District Court for the State of Delaware, or, if such court will not accept jurisdiction, in any court of competent civil jurisdiction sitting in the State of Delaware, (b) submits to the non-exclusive jurisdiction of any such court for the purposes of any such Suit and (c) waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it, he or she is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum or that the venue of such Suit is improper.  Each of Buyer and Seller also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 6.7.

6.9        Severability.  If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

6.10       Further Representations.  Each party to this Agreement acknowledges and represents that it, he or she has been represented by its, his or her own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its, his or her legal rights from such counsel.  Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BUYER

Billboards LLC

By:	/s/ Soohyung Kimg
Name: Soohyung Kim
Title: Chief Investment Officer/Portfolio Manager

SELLER

Standard Diversified Inc.

By:	/s/ Greg Baxter
Name: Greg Baxter
Title: Executive Chairman and Interim CEO

[Signature Page to Membership Interest Purchase Agreement]